Exhibit 2.3

THIRD AMENDED AND RESTATED OPERATING AGREEMENT

OF

MAIN & MAIN RORO PROPERTY OWNER, LLC

This Third Amended and Restated Limited Liability Company Agreement (the “Agreement”) of Main & Main RoRo Property Owner, LLC, a Delaware limited liability company (the “Company”) is executed on August 5, 2025, by and among the Members. Any capitalized term used herein without definition will have the meaning set forth in the Schedule of Defined Terms attached hereto as Schedule I.

BACKGROUND

A. The Company was formed as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (the “Act”) upon the filing of its Certificate of Formation (the “Certificate”) with the Delaware Secretary of State on October 24, 2023.

B. On October 24, 2023, Main & Main RoRo QOZB, LLC, a Delaware limited liability company, and Main & Main RoRo, LLC, an Arizona limited liability company (each an “Original Member” and together, the “Original Members”), entered into the original Limited Liability Company Agreement of the Company (the “Original Operating Agreement”).

C. On April 11, 2024, in connection with a planned Tier 2 Regulation A Offering (the “Offering”) by Central RoRo, LLC, a Delaware limited liability company (“Central RoRo”), and Central RoRo’s intended investment of the net Offering proceeds in the Company, the Original Members amended and restated the Original Operating Agreement in its entirety (the “First Amended and Restated Operating Agreement”), to be effective upon the initial closing of the Offering (the “Closing”), after which Central RoRo would be admitted as a member and would own a majority Percentage Interest in the Company.

D. On June 11, 2024, the Original Members entered into a Second Amended and Restated Operating Agreement (the “Second Amended and Restated Operating Agreement”), which further amended and restated the terms governing the Company, including provisions relating to management, capital structure, member rights, and the planned Offering, to be effective only upon the Closing, at which time Central RoRo would be admitted as a member.

E. The Original Members now desire to further amend and restate the Second Amended and Restated Operating Agreement in its entirety, and to enter into this Third Amended and Restated Operating Agreement (the “Agreement”), to reflect the original intention of the parties with respect to Section 3.8 of the Second Amended and Restated Operating Agreement, and to set forth the terms and conditions governing the Company from and after the Closing, at which time Central RoRo will be admitted to the Company.

F. This Agreement shall become effective only upon the consummation of the Closing and shall supersede and replace in its entirety the Second Amended and Restated Operating Agreement and any prior operating agreements of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended according to its terms.

[Agreement Follows]

ARTICLE I

FORMATION OF THE COMPANY

Section 1.1 Formation. The Company was formed as a limited liability company pursuant to the provisions of the Act upon the filing of its Certificate with the Delaware Secretary of State on October 24, 2023. The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Member.

Section 1.2 Company Name. The name of the Company is Main & Main RoRo Property Owner, LLC. The business of the Company may be conducted under such other names as the Manager may designate from time to time.

Section 1.3 Filing of Certificate and Amendments. The Manager is hereby authorized to appoint any Officer or other representative of the Company to execute, deliver, file and record all such other certificates and documents, including amendments to or restatements of the Certificate, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business.

Section 1.4 Term of Company. The term of the Company commenced on the date of the filing of the Certificate with the Secretary of State of the State of Delaware. The Company may be terminated in accordance with the terms and provisions hereof, and will continue unless and until dissolved as provided in ARTICLE X. The existence of the Company as a separate legal entity will continue until the cancellation of the Certificate as provided in the Act.

Section 1.5 Registered Office; Registered Agent. The Company’s registered office and registered agent in the State of Delaware is as stated on the Certificate, as may be amended from time to time. The Manager may designate another registered agent and/or registered office from time to time in accordance with the then applicable provisions of the Act and any other applicable laws.

Section 1.6 Principal Place of Business. The principal office and place of business of the Company shall be located at 829 North 1st Avenue, Unit 201, Phoenix, Arizona 85003, or such other place as the Manager may designate from time to time. .

Section 1.7 Qualification in Other Jurisdictions. Any authorized person of the Company may execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

Section 1.8 Fiscal Year; Taxable Year. The fiscal year of the Company for financial accounting and income tax purposes will end on December 31 unless otherwise required under the Code.

Section 1.9 Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property. The Company may hold any of its assets in its own name or in the name of its nominee, which nominee may be one or more individuals, partnerships, trusts or other entities.

ARTICLE II

PURPOSE AND POWERS OF THE COMPANY

Section 2.1 Purpose. The purposes of the Company will be to, directly or indirectly, (a) develop, build, and operate a Phoenix, Arizona-based Atari-branded hotel and attached Atari-branded entertainment complex; and to (b) engage in any lawful act or activity for which limited liability companies may be organized under the Act. The Company may take such actions through assumed names or other entities in which it has an ownership interest as may be necessary or appropriate in connection therewith.

Section 2.2 Powers of the Company. The Company will have the power and authority to take any and all actions that are necessary, appropriate, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.1.

Section 2.3 Recapitalization, Etc. Except as otherwise provided in this Agreement, the provisions of this Agreement will apply to any and all equity interests of any successor or permitted assign of the Company (whether by merger, consolidation, transfer or sale of assets, conversion or otherwise) which may be issued in respect of, in exchange for, or in substitution of, any Units by reason of any reorganization, any recapitalization, reclassification, merger, consolidation, partial or complete liquidation, sale of assets, spin off, equity dividend, split, distribution to Members or combination of the Units or any other change in the Company’s capital structure, in order to preserve fairly and equitably as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

ARTICLE III

CAPITAL STRUCTURE; MEMBERS

Section 3.1 Units.

(a) The Company is authorized to issue an unlimited amount of Units of Interests. The relative rights, powers, preferences, duties, liabilities, and obligations of the holders of the Units will be as set forth herein.

(d) The Manager shall always keep a ledger (the “Company Ledger”) of the Members, setting forth the number of Units and Percentage Interest held by each Member. The Company Ledger will be amended from time to time by the Manager (or an Officer designated by the Manager) to the extent necessary to reflect accurately the admission of new Members, an adjustment in the number of Units issued or owned in accordance with this Agreement, or other events making an amendment to the same necessary or appropriate.

(e) All Units issued hereunder from time to time may, in the sole discretion of the Manager, be represented by a Certificate of Units issued by an authorized Officer of the Company. If and to the extent Units are certificated (including by way of electronic form) from and following the date of this Agreement, each Unit will bear a legend in substantially the following form, in addition to any other legends required by applicable law:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE (AND ANY SECURITIES ISSUED OR ISSUABLE IN RESPECT HEREOF) HAVE BEEN ACQUIRED FOR INVESTMENT ONLY, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER CONDITIONS, AS SPECIFIED IN THAT CERTAIN SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (THE “LLC AGREEMENT”) OF MAIN & MAIN RORO PROPERTY OWNER, LLC (TOGETHER WITH ITS SUCCESSORS, THE “COMPANY”). A COPY OF THE LLC AGREEMENT WILL BE PROVIDED TO THE HOLDER OF RECORD OF THIS CERTIFICATE UPON WRITTEN REQUEST MADE TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE (OR ANY SECURITIES ISSUED OR ISSUABLE IN RESPECT HEREOF) MAY BE MADE EXCEPT PURSUANT TO THE PROVISIONS OF THE LLC AGREEMENT AND EITHER (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS (SUCH FEDERAL AND STATE LAWS, THE “SECURITIES LAWS”), OR (B) IF THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL WILL BE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF THE SECURITIES LAWS.”

All Members will be bound by the requirements of such legends to the extent that such legends are applicable. Upon a registration of any Units, the certificate representing such Units will be replaced, at the expense of the Company, with certificates bearing only a legend referring to this Agreement to the extent still applicable.

Section 3.2 Voting.

(a) Each Member shall be entitled to cast one vote in respect of each Unit. Except as otherwise expressly set forth in this Agreement or as required by the Act, in all cases where a determination is to be made by the Members, such decision shall be made by Majority Vote.

(b) Meetings of the Members shall take place at such times and places (i) as the Members, by a Majority Vote, may from time to time agree, or (ii) as called by the Manager upon reasonable notice to the Members. There shall be a quorum if Members holding at least the percentage of Units which is required to authorize or take such action are present in person or represented by proxy at the meeting. A Member shall be deemed to be present at the meeting if such Member attends in person or by conference telephone, videoconference, skype or similar communications equipment by means of which all persons participating in the meeting can hear each other. Each Member may authorize another Person or Persons to act for such Member by proxy. Every proxy shall be signed by the Member or the Member’s duly authorized attorney. Any action required or permitted to be taken at any meeting of Members may be taken without a meeting if a consent in writing, setting forth the action to be so taken, is signed by Members holding not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Members were present and voted.

Section 3.3 Scope of Members’ Authority; Limited Liability of Members. Except as expressly provided for in this Agreement, no Member shall have any authority to act for, hold himself, herself or itself out as the agent of, or assume any obligation or responsibility on behalf of, any other Member or the Company. Notwithstanding anything to the contrary in this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts, obligations and liabilities of the Company and no Member will be obligated personally for any such debt, obligation or liability solely by reason of being a Member of the Company. No Member in any event will have any liability whatsoever to the Company in excess of (a) the amount of any unconditional obligation of such Member to make additional Capital Contributions to the Company pursuant to a written agreement, and (b) the amount of any wrongful Distribution to such Member, if, and only to the extent, such Member has actual knowledge (at the time of the Distribution) that such Distribution is made in violation of the Act.

Section 3.4 No Cessation of Membership upon Bankruptcy. Unless otherwise required by the Act or other applicable law, a Person will not cease to be a Member upon the happening, with respect to such Person, of an event of bankruptcy.

Section 3.5 Additional Members.

(a) Admission Generally. Upon the approval of the Manager which approval will be deemed to have been received in the case of a Transferee acquiring Units pursuant to ARTICLE IX, and in accordance with the provisions of this Agreement, including Section 4.5 hereof, the Company may admit one or more additional Members (each, an “Additional Member”), to be treated as a “Member” or one of the “Members” for all purposes hereunder. Subject to Section 4.5, newly issued Units may be issued subject to such terms and conditions determined by the Manager.

(b) Rights of Additional Members. Prior to the admission of an Additional Member (other than Transferees acquiring Units pursuant to ARTICLE IX), the Manager will determine (i) the Capital Contribution (if any) of such Additional Member, and (ii) the number of Units to be granted to such Additional Member and the price to be paid therefor. No new Member shall be entitled to any retroactive allocation of income, gain, loss, or deduction incurred by the Company.

(c) Admission Procedure. A Person will be admitted as an Additional Member at the time such Person (i) executes a new member counterpart signature page to this Agreement, which counterpart must also be executed by the Company and the Manager, and (ii) makes a Capital Contribution for Units (if any is required), in each case as set forth on such new member counterpart signature page. Following the admission of such Person as a Member, the Manager will amend the Company Ledger to reflect the issuance of Units and the admission of such Person as a Member. Notwithstanding the foregoing, no Person shall be admitted as a Member of the Company without the prior written consent of both the Company and the Manager, which consent shall be evidenced solely by the signatures of the Company and the Manager on the new member counterpart signature page.

Section 3.6 Withdrawal. Subject to Section 9.2, no Member shall have the right to withdraw as a Member without the consent of the Manager, which consent may be withheld, in its sole and absolute discretion. Any such withdrawal, if consented to by the Manager, shall be subject to such terms and conditions (including, without limitation, the effective date of such withdrawal, the date for and method of determining the value of such Member’s Capital Account, the schedule upon which such Member’s capital may be returned and the amount of such capital, if any, which may be withheld as a reserve against obligations and liabilities (whether matured or unmatured, absolute or contingent, known or unknown) of the Company) as the Manager, in its sole discretion, shall determine, and shall be subject to compliance with all applicable laws, rules and regulations.

Section 3.7 Dilution in Connection with Future Issuances. In the event that the Company issues additional Units, including, but not limited to, in connection with an equity or debt financing or a strategic acquisition, partnership, or transaction, all of the Members of the Company shall be subject to dilution as a result of such issuance of additional Units.

Section 3.8 Optional Redemption of Original Member’s Units.

(a) Optional Redemption Right. The Company shall have the right, but not the obligation, at any time and from time to time (any such date, the “Redemption Date”), upon the Manager’s sole election, to redeem all or any portion of the Units held by the Original Members (such amount, the “Redemption Units”), in whole or in part, for an amount equal to the Redemption Price (as defined below), provided that such redemption right may only be exercised by the Company if, and only if, the Company has sold at least 15,701 Units in an offering thereof (the “Redemption Trigger Event”) to Central RoRo. For the avoidance of doubt, the Original Members shall have no right to require the Company to redeem any of their Units, and the Company shall have no obligation to effect any redemption of Units except as it may elect in its sole and absolute discretion pursuant to this Section 3.8.

(b) Redemption Price. The purchase price for any Redemption Units redeemed pursuant to this Section 3.8 (the “Redemption Price”) shall be an amount equal to: (i) the original purchase price paid by the applicable Original Member for such Redemption Units according to the Company’s books and records (the “Original Price”), plus (ii) a redemption fee equal to thirty-eight and one-tenth percent (38.10%) of the Original Price, plus (iii) the Redemption Units’ pro rata share (determined as the number of Redemption Units divided by the total number of Units held by all Original Members as of the Redemption Date) of any Net Operating Profits (as defined below) of the Company, calculated from the date on which such Original Member became a Member through the applicable Redemption Date. For purposes of this section, “Net Operating Profits” means the Company’s rental and parking income minus administrative expenses, calculated in accordance with the Company’s regular accounting practices.

(c) Redemption Notice. If the Company elects to redeem any Redemption Units pursuant to this section, the Company shall provide the applicable Original Member(s) with at least one (1) day prior written notice (the “Redemption Notice”) specifying (i) the number of Redemption Units to be redeemed, (ii) the Redemption Price for such Redemption Units, and (iii) the anticipated Redemption Date. Upon delivery of the Redemption Notice, the Company shall effect the cancellation of the Redemption Units on the Redemption Date. The Company shall then pay the Redemption Price to the Original Member in immediately available funds or by check, as determined by the Company.

(d) No Obligation to Redeem. For the avoidance of doubt, the Company shall have no obligation to redeem any Units of the Original Members, whether in whole or in part, and the Original Members shall have no right to require or demand redemption of any of their Units at any time. The redemption right set forth in this section is exercisable solely at the option of the Company, in its sole and absolute discretion, and subject to the occurrence of the Redemption Trigger Event.

Section 3.9 Loans. Subject to the terms of any existing loan secured by the assets of the Company, from time to time (but only to the extent required by the Company’s business and not otherwise funded by other sources), any Affiliate of the Company or the Manager, with the prior approval thereof, by itself or in combination with other Affiliates of the Company or the Manager, may make optional loans to the Company or advance money on its behalf to cover operating deficits or capital needs of the Company. Subject to any state or federal usury limitation or other applicable law or regulation, such loans or advances shall bear simple, non-compounding interest at an interest rate of twelve percent (12%) per annum or less, as agreed by the Manager, and shall be payable in accordance with terms agreeable to the lending Affiliate of the Company or the Manager. Subject to all other outstanding debts of the Company that are encumbered by Company Assets, and subject to applicable restrictions under any existing loan agreements, any such loans shall be secured by applicable Company Assets. Payments on any such loans made by the Company shall be first applied to any interest due on any loan with the balance to be credited against the outstanding principal balance of the loan. Loans by any Member to the Company shall not be considered contributions of capital to the Company, shall not increase the Capital Account of the lending Member, and repayment of such loans shall not be deemed a return of capital to the lending Member. For purposes of this Section 3.9, “Company Assets” means all assets owned by the Company and any property, real or personal, tangible, or intangible, otherwise acquired by the Company

ARTICLE IV

MANAGEMENT

Section 4.1 Management of the Company. The business and affairs of the Company shall be managed, operated, and controlled by or under the direction of the Manager. Except as required otherwise by Section 4.5 hereof, the Act, or applicable law, the Manager shall have, and is hereby granted, full and complete power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as they may deem necessary or advisable to carry out any and all of the objectives and purposes of the Company.

Section 4.2 Number, Election, and Term of Managers.

(a) The Company shall initially have one Manager, who shall be Central RoRo Manager, LLC, a Delaware limited liability company (the “Manager”), with a principal office and place of business located at 829 North 1st Avenue, Unit 201, Phoenix, Arizona 85003.

(b) Additional Managers may be appointed, from time-to-time, by an affirmative vote of the Members holding seventy-five percent (75%) of the Units. Each Manager, including the initial Manager, shall serve until the Manager’s earlier, death, resignation, or removal. At such time when the Company has more than two Members, then the Manager shall maintain a schedule of all Managers with their respective mailing addresses (the “Managers Schedule”) and shall update the Managers Schedule upon the removal or replacement of any Manager in accordance with this Section 4.2 or Section 4.3.

Section 4.3 Removal; Resignation; Vacancies.

(a) Removal For Good Cause. A Manager may be removed for Good Cause by Members holding seventy-five percent (75%) of the Units. For purposes of the foregoing, “Good Cause” means that the Manager conducted itself on behalf of the Company in a manner that (i) constitutes gross negligence or willful misconduct, and (ii) has a material, adverse effect on the Company. In the event the Members vote to remove a Manager for Good Cause, the Manager shall have the right to submit the question of whether sufficient grounds for removal exist to binding arbitration. If a Manager is removed for Good Cause, its rights to any Units it holds will be unaffected including its right to vote and receive any distributions pursuant to this Agreement. No Member, including the Manager, if applicable, will have any special right to withdraw upon the removal of a Manager. For the avoidance of doubt; in the event that a Manager or its principal is guarantying any loan on behalf of the Company, any applicable lenders’ consent shall be required prior to any act to remove the Manager.

(b) Voluntary Withdrawal of a Manager. A Manager of the Company may resign at any time by giving written Notice to the Members. The resignation of a Manager shall take effect ninety (90) days after receipt of Notice thereof or at such other time as shall be specified in such Notice or otherwise agreed between the Manager and Members. The acceptance of such resignation shall not be necessary to make it effective. For the avoidance of doubt, in the event that a Manager or its principal is guarantying any loan on behalf of the Company prior to the withdrawal of the Manger as manager of the Company, then the Company shall obtain the consent of any such lenders of such loan.

Section 4.4 Action of the Manager.

(a) If there is more than one Manager serving, all decisions requiring action of the Managers or relating to the business, or affairs of the Company shall be decided by the affirmative vote or consent of a majority of the Managers.

(b) On any matter that is to be voted on by Managers, a Manager may vote in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission or as otherwise permitted by Applicable Law. Every proxy shall be revocable in the discretion of the Manager executing it unless otherwise provided in such proxy; provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.

(c) Any action of the Managers may be taken without a meeting if either (i) a written consent of a majority of the Managers shall approve such action; provided, that prior written notice of such action is provided to all Managers at least one (1) day before such action is taken, or (ii) a written consent constituting all of the Managers shall approve such action. Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware.

Section 4.5 Actions Requiring Approval of Members. Without the written approval of Members holding a majority of the outstanding Units, except as stated otherwise herein, the Company shall not, and shall not enter into any commitment to:

(a) Enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange or other acquisition (including by merger, consolidation, acquisition of stock or acquisition of assets) by the Company of any assets and/or equity interests of any Person, other than in the ordinary course of business consistent with past practice; provided, however, that such acquisition will not result in the Company or any of its Members being required to register as an investment company under the Investment Company Act of 1940;

(b) Enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange or other disposition (including by merger, consolidation, sale of stock or sale of assets) by the Company of any material assets, other than sales of inventory in the ordinary course of business consistent with past practice;

(c) Make any investments in any Person who is or may be considered an investment company under the Investment Company Act of 1940;

(d) Appointment of additional Managers of the Company as set forth in Section 4.2(b);

(e) Amendment of this Agreement as set forth in Section 11.9;

(f) Removal of a Manager pursuant to Section 4.3(a);

(g) Voluntary dissolution of the Company pursuant to Section 10.1(a); or

(h) Any amendment to Section 4.7 as it relates to the amount of compensation to be paid to the Manager.

Section 4.6 Officers. The Manager may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Manager may delegate to such Officers such power and authority as the Manager deems advisable. No Officer needs be a Member of the Company. Any individual may hold two or more offices of the Company. Each Officer shall hold office until a successor is designated by the Managers or until the Officer’s earlier death, resignation or removal. Any Officer may resign at any time on written notice to the Manager. Any Officer may be removed by the Manager with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Manager.

Section 4.7 Compensation and Reimbursement of Managers; No Employment. The Company shall pay the Manager a management fee equal to 1% of the Company’s annual gross revenues (the “Management Fee”). The Company shall also reimburse the Manager for all reasonable expenses incurred in the performance of its duties as Manager. Nothing contained in this Section 4.7 shall be construed to preclude any Manager from serving the Company in any other capacity and receiving reasonable compensation for such services. This Agreement does not, and is not intended to confer upon any Manager any rights with respect to continued employment by the Company, and nothing herein should be construed to have created any employment agreement with the Manager. This Section 4.7 shall not be amended unless by a Super Majority Vote of the Members.

Section 4.8 Other Activities of Managers; Business Opportunities. Managers shall devote so much time and attention to the business of the Company as they deem appropriate in their sole discretion. Nothing contained in this Agreement shall prevent any Manager from engaging in any other activities or businesses, regardless of whether those activities or businesses are similar to or competitive with the Company. None of the Managers shall be obligated to account to the Company or to the Members for any profits or income earned or derived from other such activities or businesses. None of the Managers shall be obligated to inform the Company or the Members of any business opportunity of any type or description.

Section 4.9 No Personal Liability. Except as otherwise provided in the Act, by Applicable Law or expressly in this Agreement, no Manager will be obligated personally for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Manager.

ARTICLE V

CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 5.1 Capital Contributions. The initial Capital Contribution and each subsequent Capital Contribution, if any, of each Member shall be set forth in the Company’s records. Any Member may, but shall not be obligated to, make additional Capital Contributions to the Company at such times and in such amounts as determined from time to time by any such contributing Member and the Manager. Except as otherwise provided in this Agreement, no Member will have the right to withdraw or receive any return of such Member’s Capital Contributions.

Section 5.2 Capital Accounts.

(a) A separate capital account shall be maintained for each Member (each a “Capital Account”) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv). The Capital Account of each Member shall be:

(i) increased by (A) such Member’s Capital Contributions, and (B) such Member’s distributive share of Profits and any items in the nature of income or gain of the Company and (C) the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member; and

(ii) decreased by (A) the amount of money and the Gross Asset Value of any property distributed to such Member, (B) such Member’s distributive share of Losses and any items in the nature of deductions or expenses of the Company, and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

(b) In the event Units are transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Units.

(c) In determining the amount of any liability for purposes of Section 5.2(a), above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

(d) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. The Manager may modify the manner in which Capital Accounts are computed as it deems necessary to comply with Code Section 704(b) and the Treasury Regulations thereunder, provided that such modifications shall not have a material effect on the amounts distributable to any Member under this Agreement.

(e) The Company may, at the discretion of the Managers, revalue Company property as permitted under Treasury Regulations Section 1.704-1(b)(2)(iv)(f). In the event of such a revaluation, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and (g).

Section 5.3 Determinations by Manager. All matters concerning the computation of Capital Accounts, the allocation of items of Company income, gain, loss, deduction and expense for all purposes under this Agreement and the adoption of any accounting procedures not expressly provided for by the terms of this Agreement will be reasonably determined by the Manager. Such determinations will be final, binding and conclusive as to all the Members, absent manifest error. In the event that the Manager determines that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are computed in order to effectuate the intended economic sharing arrangement of the Members, then each Member agrees to take such action as the Manager reasonably decides is required to effect such result (which may include amending this Agreement in accordance with Section 11.9).

ARTICLE VI

DISTRIBUTIONS AND ALLOCATIONS

Section 6.1 Distributions.

(a) Generally. After withholding any amounts reasonably necessary for the operation of the Company, payment of any outstanding Management Fee under Section 4.7, and the setting aside as reserves, in such amounts as may be determined by the Manager, for expenses to be incurred by the Company within the following 12-month period, the Manager may, from time to time, determine the amount of cash and other property of the Company that is available for distribution to the Members (the “Net Distributable Cash”), and, in its sole discretion, may cause the Company to distribute such Net Distributable Cash to the members, subject to applicable laws and Section 6.2 below. Any distributions of Net Distributable Cash will be made to the Members as follows:

(i) First, the Manager is required to and will cause to be distributed to the Members, in proportion to their respective allocations of estimated taxable income of the Company for the taxable year in question, an amount necessary to provide liquidity for the payment of taxes arising from allocations of profits to Members to the extent of such tax payment obligation at the highest federal tax rate, and such tax distributions will reduce dollar for dollar, distributions subsequently to be made to such Member under Section 6.1(a);

(ii) Second, to the Original Members pro rata in accordance with their respective Unit holdings, on an annual basis or more frequently, in the Manager’s discretion, an amount of Net Distributable Cash until the Original Members have received, in the aggregate, an amount equal to thirty-eight and one-tenth percent (38.10%) of their original, aggregate capital contributions as set forth on the Company Ledger (taking into account the redemption of any Units thereof in accordance with Section 3.8);

(iii) Third, to the Members pro rata in accordance with their respective Unit holdings until such Members have been returned their aggregate capital contributions as set forth on the Company Ledger, giving credit to the Original Members distributions previously received under Section 6.1(a)(ii);

(iv) Fourth, to the Members pro rata in accordance with their respective Unit holdings, an amount of Net Distributable Cash until such Members receive a cumulative, non-compounding return on their investments equal to eight percent (8%) per annum, calculated on their aggregate Unreturned Capital Contributions (defined below);

(v) Fifth, an amount of Net Distributable Cash will be distributed 80% to the Members pro rata in accordance with their respective Unit holdings, and 20% to the Manager, as a carried interest, until the Members have received an IRR (defined below) of 15%; and

(vi) Sixth, after the Members have received an IRR (defined below) of 15%, Net Distributable Cash will be distributed 70% to the Members pro rata in accordance with their respective Unit holdings, and 30% to the Manager.

For purposes of this Section 6.1(a), the following definitions apply:

“IRR” means the internal rate of return that, when applied to the aggregate Capital Contributions made by a Member to the Company as of a certain date and all distributions made to such Member as of such date, produces a net present value of zero. In calculating the IRR, all Capital Contributions made by a Member shall be measured based on the actual amount and date such Capital Contributions were contributed to the Company, all distributions to a Member shall be measured based on the actual amount and date such distributions were made by the Company, and the amount of any distribution shall be based on the amount of such distribution prior to the application of any Federal, state or local taxation to Members (including any withholding, deduction or assessment requirements. The IRR may be calculated using Microsoft Excel’s XIRR function. For the avoidance of doubt, and for purposes of Section 6.1(a)(v) and (vi), the calculation of IRR shall include the eight percent (8%) preferred return provided under Section 6.1(a)(iv).

“Unreturned Capital Contributions” means, regarding a Member, all capital contributed by such Member less any amounts returned to such Member from a sale or refinancing of the Company’s assets.

(b) Upon a Dissolution or Company Sale. In the event of the dissolution and liquidation of the Company pursuant to ARTICLE X or the consummation of a Company Sale, the Company shall distribute all proceeds arising from such event in the following manner and order:

(i) First, to creditors in satisfaction of indebtedness, whether by payment or the making of reasonable provision for payment, and the expenses of liquidation, whether by payment or the making of reasonable provision for payment, including the establishment of reasonable reserves (which may be funded by a liquidating trust) determined by the Manager or the liquidating trustee, as the case may be, to be reasonably necessary for the payment of the Company’s expenses, liabilities and other obligations (whether fixed, conditional, unmatured or contingent); and

(iii) Second, to the Members in accordance with their respective Percentage Interests.

provided that no payment or distribution in any of the foregoing categories will be made until all payments in each prior category shall have been made in full; and provided, further, that, if the payments due to be made in any of the foregoing categories exceed the remaining assets available for such purpose, such payments will be made to the Persons entitled to receive the same pro rata in accordance with the respective amounts due to them or, with respect to payments made under subsection (i), in accordance with relative priority interests or on such other equitable basis as the Manager may determine.

Further, if a Company Sale is structured as a direct or indirect sale of Units by the Members, rather than a transaction giving rise to a distribution of proceeds by the Company, the purchase agreement governing such sale will have provisions therein which replicate, to the greatest extent possible, the economic result which would have been attained under Section 6.1(b) had the Company Sale been structured as a sale of the Company’s assets and a distribution of proceeds thereof (or modifications will be made to this Agreement to accomplish this result).

Section 6.2 Tax Advances. To the extent of Net Distributable Cash (if any), the Company shall make payments (if any) to the Members (“Tax Advances”), as described in this Section 6.2 prior to the due date for payment of such Members’ federal and state estimated income taxes (including quarterly estimated tax payments). Payments under this Section 6.2 shall be made to the Members in amounts that, in the aggregate, approximate the income taxes payable with respect to taxable income or gain allocated to the Members (as reasonably estimated by the Manager using the highest tax rate estimated to apply to any Member for all Members) under this ARTICLE VI, utilizing such assumptions as the Manager may determine regarding the tax rate and taking into account the type of income allocated). Any payments to a Member under this Section 6.2 shall be treated as an advance to such Member to be reimbursed from (and thus reduce dollar-for-dollar) distributions otherwise to be made to such recipient under this Agreement and shall constitute a personal debt of the recipient to the Company until so reimbursed. If Net Distributable Cash is insufficient to pay all of the tax advances due hereunder, then each Member’s share thereof will be reduced by a pro rata amount based on the ratio of such Member’s tax advance amount to all Members’ tax advance amounts.

Section 6.3 General Allocations. Subject to Sections 6.4 to 6.8 below, for each fiscal year, the Company’s items of income, gain, loss, and deduction comprising Profits and Losses shall be allocated among the Members in such a manner that, immediately after giving effect to such allocations, each Member’s Adjusted Capital Account balance, increased by such Member’s share of partnership minimum gain (as determined according to Treasury Regulation Section 1.704-2(g)) and such Member’s partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(2)), and taking into account all contributions by such Member and distributions to such Member during the fiscal year, equals, as nearly as possible, the amount of cash that would be distributed to such Member if (a) all of the Company’s assets were sold for cash equal to their respective book values (as determined under Treasury Regulations Section 1.704-(b)(2)(iv)), reduced, but not below zero, by the amount of nonrecourse debt to which such assets are subject, (b) all of the Company’s liabilities (other than nonrecourse liabilities) were paid in full, and (c) all of the remaining cash was distributed to the Members under Section 6.1. For purposes of determining allocations pursuant to this Section 6.3, all Units (including any Incentive Units) shall be treated as vested.

Section 6.4 Nonrecourse Deductions, Tax Credits, Etc. Nonrecourse deductions (within the meaning of Treasury Regulations Section 1.704-2(b)(1)), tax credits, and other items the allocation of which cannot have economic effect shall be allocated to the Members in accordance with the Members’ interests in the Company, which, unless otherwise required by the Code and Treasury Regulations, shall be in accordance with their relative number of Units.

Section 6.5 Section 704(b) Regulatory Allocations. The provisions of the Treasury Regulations under Code Section 704(b) relating to qualified income offset, minimum gain chargeback, minimum gain chargeback with respect to partner nonrecourse debt, allocations of nonrecourse deductions, allocations with respect to partner nonrecourse debt, limitations on allocations of losses to cause or increase a Capital Account deficit, corrective allocations with respect to any partnership non-compensatory options and forfeiture allocations with respect to substantially nonvested partnership interests are hereby incorporated by reference and shall be applied to the allocation of income, gain, loss, or deduction in the manner provided in the Treasury Regulations. The Manager may, in their discretion, adjust the subsequent allocations of income, gain, losses, or deduction to prevent distortion of the economic arrangement of the Members, as otherwise described in this Agreement, due to allocations resulting from the preceding sentence.

Section 6.6 Tax Allocations.

(a) Except as otherwise provided below or as otherwise required by the Code or Treasury Regulations, a Member’s distributive share of items of income, gain, loss, and deduction for income tax purposes shall be the same as is entered in the Member’s Capital Account pursuant to this Agreement. A Member’s distributive share shall be deemed to consist of a pro rata portion of each item of income, gain, loss, or deduction required to be separately stated under Code Section 702(a).

(b) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, and by such methods (including but not limited to adjustments described in Treasury Regulations Section 1.704-3(c)(ii) and (iii)(B)) determined by the Manager, allocations of items of income, gain, loss, or deduction for income tax purposes shall take into account any variation between the adjusted tax basis of Company property and the initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value).

Section 6.7 Transfer or Change of Interests. If any interests in the Company are newly issued, reserved, transferred, forfeited, or redeemed during a fiscal year, the Manager shall adjust allocations of income, gain, loss, deduction, and credit to take account of the varying interests of the Members in any manner consistent with Code Section 706 and the Treasury Regulations thereunder.

Section 6.8 Non-Cash Distributions. If any non-cash assets of the Company shall be distributed in kind, such assets shall be distributed on the basis of the then Gross Asset Value (computed in accordance with the definition of Gross Asset Value).

Section 6.9 Amounts Withheld. The Company is authorized to withhold from payments and distributions, and pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code, the Treasury Regulations or any provisions of any other federal, state or local law or any foreign law. All amounts so withheld shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 6.9 for all purposes under this Agreement. Each Member shall provide to the Company such tax forms or other information as may be required under applicable law or reasonably requested by the Company, to allow the Company to comply with applicable withholding and reporting requirements and minimize the amount of tax withholding, if any.

ARTICLE VII

BOOKS AND RECORDS; CONFIDENTIALITY; TAX MATTERS; REPORTING

Section 7.1 Schedule K-1. Within ninety (90) days after the end of each fiscal year of the Company, the Company will prepare and submit a final Schedule K-1 to each Member that was a Member during such fiscal year.

Section 7.2 Confidentiality. Each Member agrees that, except as otherwise consented to by the Manager, all information furnished to such Member pursuant to this Agreement will be kept confidential and will not be disclosed by such Member, or by any of such Member’s Representatives, in any manner, in whole or in part, except that (i) each Member shall be permitted to disclose such information to those of such Member’s Representatives who need to be familiar with such information in connection with such Member’s investment in the Company and who are charged with an obligation of confidentiality, including, without limitation, information relating to tax matters, (ii) each Member shall be permitted to disclose such information to such Member’s partners and equity holders so long as they agree to keep such information confidential on the terms set forth herein, (iii) each Member shall be permitted to disclose information to the extent required by law, so long as such Member shall have first provided the Company a reasonable opportunity to contest the necessity of disclosing such information, (iv) each Member shall be permitted to disclose information to the extent necessary for the enforcement of any right of such Member arising under this Agreement, and (v) each Member shall be permitted to disclose information generally available to or known by the public (other than as a result of disclosure in violation by such Member or such Member’s Representatives, partners or equity holders of this Agreement or any other agreement to which such Member is bound). For purposes of this Section 7.2, “Representatives” means, with respect to a Member, such Member’s directors, officers, employees, agents, attorneys and accountants.

Section 7.3 Tax Representative.

(a) For purposes of Section 7.3, all references to provisions of the Code shall be to such provisions as set forth in the 2018 Audit Rules.

(b) Unless and until the Members designate otherwise, the Manager shall be the Company’s designated “partnership representative” within the meaning of Code Section 6223 (the “Tax Representative”) with sole authority to act on behalf of the Company for purposes of Subchapter C of Chapter 63 of the Code and any comparable provisions of state or local income tax laws.

(c) If the Company is eligible to elect out of the application of Subchapter C of Chapter 63 of the Code, pursuant to Code Section 6221(b) (or successor provision), the Tax Representative shall use reasonable efforts to cause the Company to make such election unless otherwise requested by the Manager after consultation with the Company’s tax advisor.

(d) The obligations of, and authority granted to, the Tax Representative under this Section 7.3 shall take into account the 2018 Audit Rules.

(a) The Tax Representative shall arrange for the preparation and timely filing of all returns relating to Company income, gains, losses, deductions and credits, as necessary for federal, state and local income tax purposes, and shall have the authority to make any election (or refrain from making any election) on behalf of the Company for income tax purposes and otherwise make any determination concerning income tax matters of the Company, except as specifically provided in this Agreement.

(b) The Tax Representative is authorized and required to represent the Company in connection with any administrative proceeding at the Company level with the IRS relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes.

(c) The Tax Representative shall inform each other Member of all significant matters that may come to its attention in its capacity as Tax Representative by giving notice thereof within ten (10) days after becoming aware thereof and, within such time, shall forward to each other Member copies of all significant written communications it may receive in such capacity.

(e) Any imputed underpayment imposed on the Company pursuant to Section 6232 of the Code under the 2018 Audit Rules (and any related interest, penalties or other additions to tax) that the Company reasonably determines is attributable to one or more Members, or any former Members, shall be promptly paid by such Members, and such former Members, to the Company (pro rata in proportion to their respective shares of such underpayment) within fifteen (15) days following the Company’s request for payment. Any failure to timely pay such amount shall accrue an interest charge equal to the Wall Street Journal Prime Rate plus 2.50% and result in a subsequent reduction in distributions otherwise payable to such Member, or such former Member.

Section 7.4 Cooperation. Each Member agrees that, upon request of the Tax Representative such Member shall provide such information, execute such instruments and take such other actions as may be necessary or reasonably requested (as determined in good faith by the Tax Representative) to allow the Company (Tax Representative, acting on behalf of the Company pursuant to Section 7.3) to comply with any applicable tax reporting and/or withholding obligations, prepare for and participate in any tax proceedings, timely make any tax elections, and otherwise undertake actions relating to tax matters of the Company (including, to the extent applicable, actions to ensure compliance with the provisions of Section 6226 of the Code so that any “partnership adjustments” are taken into account by the Members rather than the Company). Each Member shall use its best efforts to provide the Tax Representative with such information and execute such instruments as may be needed under the 2018 Audit Rules or otherwise reasonably requested by the Tax Representative in connection with the 2018 Audit Rules (including, for the avoidance of doubt, in connection with making any election thereunder).

ARTICLE VIII

LIABILITY, EXCULPATION, AND INDEMNIFICATION

Section 8.1 Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts, obligations and liabilities of the Company, and no Covered Person will be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

Section 8.2 Exculpation. No Covered Person will be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person will be liable for any such loss, damage or claim which is found by a court of competent jurisdiction, not subject to further appeal, to have been incurred by reason of such Covered Person’s gross negligence, willful misconduct or willful breach of this Agreement.

Section 8.3 Indemnification. To the fullest extent permitted by applicable law, a Covered Person will be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person will be entitled to be indemnified in respect of any loss, damage or claim which is found by a court of competent jurisdiction, not subject to further appeal, to have been incurred by such Covered Person by reason of such Covered Person’s gross negligence, willful misconduct or willful breach of this Agreement with respect to such acts or omissions; provided, that (a) any indemnity under this Section 8.3 will be provided out of and to the extent of Company assets only, and no Covered Person will have any personal liability on account thereof, and (b) except as required by applicable law, no Covered Person shall be entitled to indemnification in respect of a claim, action, suit or other proceeding brought by such Covered Person against the Company.

Section 8.5 Expenses. To the fullest extent permitted by applicable law, expenses (including, without limitation, reasonable attorneys’ fees, disbursements, fines and amounts paid in settlement) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding relating to or arising out of such Covered Person’s performance of such Covered Person’s duties on behalf of the Company (but other than a claim, action, suit or other proceeding brought by such Covered Person against the Company) will, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it is ultimately determined by a court of competent jurisdiction, not subject to further appeal, that such Covered Person is not entitled to be indemnified as authorized in this Section 8.4.

Section 8.5 Severability. To the fullest extent permitted by applicable law, if any portion of this ARTICLE VIII is invalidated on any ground by any court of competent jurisdiction, then the Company will nevertheless indemnify each Manager or Officer and may indemnify each employee or agent of the Company as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, to the fullest extent permitted by any applicable portion of this ARTICLE VIII that has not been invalidated.

ARTICLE IX

TRANSFERS OF UNITS

Section 9.1 Restrictions on Transfers of Units. No Member may Transfer any Units, including, without limitation, to any other Member, by gift, or by operation of law or otherwise, except with the approval of the Manager or a majority of the Managers, as the case may be. Notwithstanding anything contained herein to the contrary, any Units that are permitted to be Transferred may not be Transferred (a)(i) unless there is then in effect a registration statement under the Securities Act covering such proposed Transfer and such Transfer is made in accordance with such registration statement or (ii) such Transfer is exempt from registration under the Securities Act and applicable state securities laws and, if requested by the Manager, a legal opinion shall have been furnished to the Company, reasonably satisfactory to the Company’s legal counsel, that such Transfer will not require registration of such Units under the Securities Act and applicable state securities laws, or (b) if such Transfer could cause, as reasonably determined by the Manager, the Company to be considered a “publicly traded partnership” under Section 7704(b) of the Code and the Treasury Regulations thereunder. Any attempted Transfer of any Units other than in accordance with this Agreement shall be null and void ab initio.

Section 9.2 Assignments. The provisions of this Agreement will be binding upon and inure to the benefit of the Members hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no Member may assign any of such Member’s rights or obligations hereunder unless such assignment is in connection with a Transfer explicitly permitted by this Agreement, and prior to such assignment, such assignee complies with the requirements of Section 9.3.

Section 9.3 Substitute Members. In the event any Member Transfers all or any portion of its Units in compliance with the other provisions of this ARTICLE IX, the Transferee thereof will have the right to become a substitute Member, but only upon satisfaction of the following:

(a) execution of such instruments as the Manager deems reasonably necessary or desirable to effect such substitution; and

(b) acceptance and agreement in writing by the Transferee of the Member’s Units to be bound by all of the terms and provisions of this Agreement and assumption of all obligations under this Agreement (including breaches hereof) applicable to the Transferring Member. Upon the execution of the instrument of assumption by such Transferee, such Transferee will enjoy all of the rights and will be subject to all of the restrictions and obligations of the Transferring Member.

Section 9.4 Release of Liability. In the event any Member Transfers all of such Member’s Units (other than as subsequently agreed by the parties) in compliance with the provisions of this Agreement, without retaining any interest therein, directly or indirectly, then the Transferring Member will, to the fullest extent permitted by applicable law, be relieved of any further liability arising hereunder with respect to, or by reason of such Transferred Units, for events occurring from and after the date of such Transfer; provided, however, that no such Transfer will relieve any Member of its confidentiality obligations pursuant to Section 7.2 hereof and such obligations will survive any termination of such Member’s membership in the Company.

ARTICLE X

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 10.1 Dissolving Events. The Company will be dissolved and its affairs wound up in the manner hereinafter provided upon the happening of any of the following events:

(a) a unanimous consent of the Members in writing to dissolve the Company; or

(b) the occurrence of any event which, under applicable law, would cause the dissolution of the Company; provided, however, that, unless required by applicable law, the Company will not be wound up as a result of any such event and the business of the Company will continue.

Notwithstanding the foregoing, the bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member under the Act will not, in and of itself, cause the dissolution of the Company. In such event, the remaining Member(s) will continue the business of the Company without dissolution.

Section 10.2 Dissolution and Winding-Up. Upon the dissolution of the Company, the assets of the Company will be liquidated or distributed under the direction of, and to the extent determined by, the Manager, and the business of the Company will be wound up. Within a reasonable time after the effective date of dissolution of the Company, the Company’s assets will be distributed in accordance with Section 6.1.

Section 10.3 Distributions in Cash or in Kind. Upon the dissolution of the Company, the Manager will use all commercially reasonable efforts to liquidate all of the Company’s assets in an orderly manner and apply the proceeds of such liquidation as set forth in Section 10.2; provided, however, that the Manager will in good faith attempt to liquidate sufficient Company assets to satisfy in cash (or make reasonable provision for) the debts and liabilities of the Company.

Section 10.4 Termination. The Company will terminate when the winding up of the Company’s affairs has been completed, all of the assets of the Company have been distributed and the Certificate has been canceled, all in accordance with the Act.

Section 10.5 Claims of the Members. The Members and former Members will look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members will have no recourse against any other Member or Manager.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given if (a) delivered personally, (b) mailed by certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax or other electronic transmission (including via email), as follows (or to such other address as the party entitled to notice will hereafter designate in accordance with the terms hereof):

If to the Company:	Main & Main RoRo Property Owner, LLC
829 North 1st Avenue
Unit 201
Phoenix, Arizona 85003
Attn: Manager

If to any Member:	at such Member’s address as set forth on his, her or its counterpart signature page to this Agreement or in the Company Ledger

All such notices, requests, demands, waivers and other communications will be deemed to have been received on the day delivered; provided, that such delivery is confirmed by signed receipt of delivery or, if delivery by fax or other electronic transmission, confirmation of transmittal; and, provided, further, if delivered by fax or other electronic transmission, that such notice, request, demand, waiver or other communication is sent by another method permitted by this Section 11.1.

Section 11.2 Headings; No Strict Construction. The headings to sections in this Agreement are for purposes of convenience only and will not affect the meaning or interpretation of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.3 Entire Agreement. This Agreement constitutes the entire agreement among the Members with respect to the subject matter hereof and supersedes any prior agreement or understanding among them with respect to the matters referred to herein, including, without limitation, the Existing Operating Agreement. There are no representations, warranties, promises, inducements, covenants or undertakings relating to the Units, other than those expressly set forth or referred to herein.

Section 11.4 Counterparts. This Agreement may be executed in any number of counterparts, and by fax or portable document form “pdf” signatures, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 11.5 Governing Law. This Agreement and the rights and obligations of the Members hereunder and the Persons subject hereto will be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.

Section 11.6 Waivers.

(a) Except as may otherwise be provided by applicable law in connection with the winding-up, liquidation and dissolution of the Company, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company’s property.

(b) Waiver by any Member hereto of any breach or default by any other Member of any of the terms of this Agreement will not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement will be implied from any course of dealing between the Members hereto or from any failure by any Member to assert its or his or her rights hereunder on any occasion or series of occasions.

Section 11.7 Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction will not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. Any provision of this Agreement held illegal, invalid, or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. To the extent legally permissible, any illegal, invalid or unenforceable portion of any provision of this Agreement will be replaced by a valid provision which will implement the purpose of the illegal, invalid or unenforceable provision.

Section 11.8 Further Actions. Each Member will execute and deliver such other certificates, agreements and documents, and take such other actions, as may reasonably be requested by the Company in connection with the continuation of the Company and the achievement of its purposes, including (a) any documents that the Company deems necessary or appropriate to continue the Company as a limited liability company in all jurisdictions in which the Company conducts or plans to conduct business, and (b) all such agreements, certificates, tax statements and other documents as may be required to be filed in respect of the Company consistent with the provisions of this Agreement. Further, the Company and the Original Members agree to take any action or execute any document, if any, that is necessary to effect the cancellation of this Agreement and reinstating of the Existing Operating Agreement in its entirety, if Central RoRo does not acquire a majority Percentage Interest in the Company prior to the termination of the Offering according to the terms of the Offering Statement.

Section 11.9 Amendments. Neither this Agreement nor the Certificate of Formation may be amended (including by way of merger), modified or supplemented except by a written instrument signed by a Super-Majority of the Members; provided, however, that the Manager may, without the written consent of each other Member, make such modifications to this Agreement, including the Company Ledger, as are necessary to admit Additional Members unless any such modifications have an adverse and disproportionate impact on any Member or class of Members (in which case such modification will also require the written consent of such Member or class of Members); provided, further, that (a) any amendment to this Section 11.9 requires the approval of all the Members; and (b) any amendment that materially increases the obligations of any Member requires the approval of such Member. The Company will notify all Members after any such amendment, modification or supplement, as permitted herein, has taken effect (excluding an amendment to the Company Ledger which need not be distributed to the Members).

Section 11.10 No Third Party Beneficiaries. Except as otherwise provided herein with respect to Covered Persons pursuant to ARTICLE VIII, this Agreement is not intended to confer upon any Person, except for the parties hereto, any rights or remedies hereunder.

Section 11.11 Injunctive Relief. The Units cannot readily be purchased or sold in the open market, and for that reason, among others, the Company and the Members will be irreparably damaged in the event this Agreement is not specifically enforced. Each of the Members therefore agrees that, in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies will, however, be cumulative and not exclusive, and will be in addition to any other remedy which the Company or any Member may have.

Section 11.12 Successors and Assigns. Except as herein otherwise provided to the contrary, this Agreement will be binding upon and inure to the benefit of the parties hereto, their successors and, subject to the provisions of ARTICLE IX hereof and all applicable laws, rules, and regulations, permitted assigns.

Section 11.13 Rules of Construction.

(a) All references herein to Articles, Sections and Schedules will be deemed to be references to Articles and Sections of, and Schedules to, this Agreement unless the context requires otherwise. All Schedules attached hereto will be deemed incorporated herein as if set forth in their entirety herein and, unless otherwise defined therein, all terms used in any Schedule will have the meaning ascribed to such term in this Agreement.

(b) Words in the singular include the plural and, in the plural, include the singular. The words “including,” “includes,” “included” and “include,” when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and all attachments thereto and instruments incorporated therein.

[Signature Pages follow]

IN WITNESS WHEREOF, the Company, Manager, and the Original Members have approved this Agreement as of the Effective Date, to be effective upon the Closing.

COMPANY:
via its Manager, Central RoRo Manager, LLC

By:	/s/ Jordan Taylor
	Name:	Jordan Taylor
	Title:	Co-Manager of Manager

MANAGER:

By:	/s/ Jordan Taylor
	Name:	Jordan Taylor
	Title:	Co-Manager of Manager

ORIGINAL MEMBERS:

Main & Main RoRo QOZB, LLC
via its Manager, Central RoRo Manager, LLC

By:	/s/ Jordan Taylor
Name:	Jordan Taylor
Title:	Co-Manager of Manager

Address:	829 North 1st Avenue, Unit 201
Phoenix, Arizona 85003

Email:	jordan@intersectiondev.com

Main & Main RoRo, LLC
via its Manager, Central RoRo Manager, LLC

By:	/s/ Jordan Taylor
Name:	Jordan Taylor
Title:	Co-Manager of Manager

Address:	829 North 1st Avenue, Unit 201
Phoenix, Arizona 85003

Email:	jordan@intersectiondev.com

New Member Counterpart Signature Page to the

Third Amended and Restated Operating Agreement of

Main & Main RoRo Property Owner, LLC

(Separate counterpart to be completed and signed by each Member)

This New Member Counterpart Signature Page (this “Counterpart”) is executed pursuant to the terms of the Third Amended and Restated Operating Agreement of Main & Main RoRo Property Owner, LLC (as amended, supplemented, or restated, the “Operating Agreement”). By executing this Counterpart, the undersigned hereby: (i) executes the Operating Agreement, (ii) acknowledges that he, she or it has been provided with, and has reviewed, a copy of the Operating Agreement, (iii) agrees to be bound by the terms and conditions of the Operating Agreement as a new Member, and (iv) authorizes this signed Counterpart to be attached as a counterpart to the Operating Agreement.

THE COMPANY:
via its Manager, Central RoRo Manager, LLC

Jordan Taylor
Co-Manager of Manager

MEMBER:

Entity Name Typed or Printed

By:
Name:
Title:

Its:
Title

Address to Which Correspondence Should be Directed:

Email Address

Date:

[New Member Counterpart Signature Page]

Schedule I

Schedule of Defined Terms

2018 Audit Rules	Schedule I
Additional Member	3.5(a)
Adjusted Capital Account	Schedule I
Affiliate	Schedule I
Agreement	Schedule I
Business Day	Schedule I
Capital Account	5.2(a)
Capital Contribution	Schedule I
Certificate	Schedule I
Code	Schedule I
Company	Preamble
Company Assets	3.9
Company Ledger	3.1(d)
Company Sale	Schedule I
Confidential Information	Schedule I
Control	Schedule I
Distribution	Schedule I
Effective Date	Preamble
Existing Operating Agreement	Recitals
Gross Asset Value	Schedule I
Intellectual Property Rights	Schedule I
Intellectual Property	Schedule I
Interest	Schedule I
IRS	3.1(c)
IRR	6.1
Act	Schedule I
Losses	Schedule I
Majority Vote	Schedule I
Manager	Preamble, 4.1(a)
Members	Schedule I
Net Distributable Cash	6.1(a)
Net Operating Profits	3.8(b)
Offering	Background
Offering Statement	Background
Officers	4.3
Original Members or Member	Background
Original Price	3.8(b)
Percentage Interest	Schedule I
Permitted Lien	Schedule I
Person	Schedule I
Profits	Schedule I
Redemption Date	3.8(a)
Redemption Units	3.8(a)
Redemption Trigger Event	3.8(a)
Redemption Price	3.8(b)
Redemption Notice	3.8(c)

Schedule I - 1

Related Party Transaction	Schedule I
Related Party	Schedule I
Representative	7.2
Rules	11.5
Tax Representative	7.3
Transfer	Schedule I
Transferee	Schedule I
Transferring Member	Schedule I
Treasury Regulations	Schedule I
Units	Schedule I
Unreturned Capital Contributions	6.1

“2018 Audit Rules” means the partnership tax audit rules set forth in the Bipartisan Budget Act of 2015, effective as of January 1, 2018, as such provisions may subsequently be modified, including any existing and future Treasury Regulations and other formal guidance issued in connection therewith.

“Adjusted Capital Account” means the balance in the Capital Account maintained for each Member as of the end of each fiscal year and further (i) increased by any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is treated as being obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person, which directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreement” means this Amended and Restated Operating Agreement of the Company, as this agreement may be amended, modified, supplemented or restated from time to time after the date hereof in accordance with the terms herewith.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New York.

“Certificate” means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Act.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company.

“Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of succeeding tax law).

“Company Sale” means (i) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred (other than any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof) or a merger or consolidation in which the Company is a constituent party (other than with and into a corporation or other entity, one hundred percent (100%) of the outstanding capital stock or other equity interests of which are held by the Company) or a subsidiary of the Company is a constituent party and the Company issues membership interests pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the Members of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

Schedule I - 2

“Confidential Information” means all Intellectual Property Rights, documents, financial statements, records, business plans, reports and other information of whatever kind or nature, which has value to the Company, or which is treated by the Company as confidential and regardless of whether such information is marked “confidential,” except (a) such information that is or becomes generally available to the public through no action of the party (including its limited partners, representatives, agents and Affiliates) to which such information was furnished, or (b) is or becomes available to the party to which it was furnished on a nonconfidential basis from a source, other than from the Company, its Affiliates or representatives, which the receiving party believes, after reasonable inquiry, was not prohibited from so disclosing such information by a contractual, legal or fiduciary obligation.

“control”, as used in the definitions of Affiliate, means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Covered Person” means a current or former Member or Manager, an Affiliate of a current or former Member or Manager, any officer, director, shareholder, partner, member, employee, advisor, representative or agent of a current or former Member or Manager or any of their respective Affiliates.

“Distribution” means any cash or other property distributed to a Member pursuant to Section 6.1.

“Effective Date” means the date as of which Main & Main RoRo QOZB, LLC and Main & Main RoRo, LLC have executed and delivered this Agreement.

“Fair Market Value” means the fair market value as reasonably determined in good faith by the Manager of a Unit or the Company’s assets, as applicable.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows: (i) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset; (ii) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values (taking Code Section 770(g) into account), as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(3(ii)(g) (other than pursuant to Code Section 708(b)(1)(B)); and (D) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a partner capacity in anticipation of being a Member; provided that an adjustment described in clauses (A), (B), and (D) of this definition shall be made only if the Manager reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company; (iii) the Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross Fair Market Value (taking Code Section 7701(g) into account) of such asset on the date of distribution; and (iv) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to (X) Treasury Regulations Section 1.704-1(b)(3)(iv)(m) and (Y) clause (v) of the definition of “Profits” and “Losses,” provided, however, the Gross Asset Values shall not be adjusted pursuant to this clause (iv) to the extent that an adjustment pursuant to clause (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

“Interest” means the ownership interest of a Member in the Company at any particular time, whether represented by Units, including the right of such Member to any and all distributions and any other benefits to which such Member may be entitled as provided in this Agreement or the Act, together with the obligations of such Member to comply with all the provisions of this Agreement and the Act.

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Majority Vote” means, (a) with respect to Members, the affirmative vote of Members holding at least a majority of the votes represented by all outstanding Units, and (b) with respect to Managers, the affirmative vote of a majority in number of all of the Managers then serving, provided, that, if there are only two or fewer Managers then serving, a Majority Vote of the Managers will mean the affirmative vote of all Managers.

“Members” (and each, a “Member”) means any Person identified as a Member of the Company on the Company Ledger and any Person admitted as an Additional Member or substitute Member of the Company pursuant to this Agreement.

“Percentage Interest” means, with respect to any Member, such Member’s percentage share of the total Interests.

Schedule I - 3

“Permitted Liens” means: (a) statutory liens for taxes, assessments and other governmental charges which are not yet due and payable or are due but not delinquent or are being contested in good faith by appropriate proceedings, (b) statutory or common law liens to secure sums not yet due to landlords, sublandlords, licensors or sublicensors under leases or rental agreements, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable laws, (d) statutory or common law liens in favor of carriers, warehousemen, mechanics, workmen, repairmen and materialmen to secure claims for labor, materials or supplies and other like liens, (e) restrictions on transfer of securities imposed by applicable state and federal securities laws, (f) any other encumbrance affecting any asset which does not materially impede or otherwise affect the ownership or operation of such asset, (g) liens resulting from a filing by a lessor as a precautionary filing for a lease, (h) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (i) vendors’ liens to secure payment, (j) rights or claims of customers or tenants under agreements, licenses or leases, or (k) liens that have not or would not reasonably be expected to result in a material adverse effect on the business of the Company.

“Person” means any human being, organization, general partnership, limited partnership, corporation, limited liability company, limited liability partnership, joint venture, trust, business trust, association, governmental entity or other legal entity.

“Profits” and “Losses” mean for each fiscal year, an amount equal to the Company’s taxable income or loss for such fiscal year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication); (i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss; (ii) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses,” shall be subtracted from such taxable income or loss; (iii) in the event the Gross Asset Value of any Company asset is adjusted pursuant to clauses (ii) or (iii) of the definition of “Gross Asset Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; (iv) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; (v) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses. Any amounts allocated to the Members pursuant to Section 6.5 shall be excluded from Profits and Losses.

“Related Party” means (a) any Member holding Units constituting ten percent (10%) or more of the outstanding class of such Units, (b) each Manager and Officer of the Company, and (c) any Person known to the Manager to be an Affiliate or immediate family member of a Person described in clause (a) or (b) of this definition.

“Related Party Transaction” means any financial transaction between the Company, on the one hand, and a Related Party on the other hand, involving payments to or from the Company of $25,000 or more per annum.

“Super-Majority Vote” means, with respect to Members, the affirmative vote of 75% of the issued and outstanding Members holding Units of the Company.

“Transfer” or “Transferred” means to directly or indirectly transfer, sell, pledge, hypothecate or otherwise dispose of.

“Transferee” means any Person to whom any Transferring Member will make a Transfer.

“Transferring Member” means any Member Transferring Units or Interest.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code, as amended from time to time, and including corresponding provisions of succeeding regulations.

“Units” means an Interest in the Company held by a Member. The number of Units held by each Member is as indicated on the Company Ledger, as it may be amended from time to time.

Schedule I - 4